Exhibit 3.1

Certificate of Merger

of

CH Merger Sub, Inc.

(a New York corporation)

AND

ChyronHego Corporation

(a New York corporation)

INTO

ChyronHego Corporation

(Under Section 904 of the Business Corporation Law)

Pursuant to Section 904 of the Business Corporation Law of New York (the "BCL"), each of the undersigned hereby certifies on behalf of the constituent corporations named herein, as follows:

1.     The name of each constituent corporation is as follows:

(a)	ChyronHego Corporation, formerly The Computer Exchange, Inc., a New York corporation; and
(b)	CH Merger Sub, Inc., a New York corporation.

2.     The name of the surviving corporation is ChyronHego Corporation, a New York corporation.

3.     The designation, number and entitlement to vote of each outstanding class and series of shares for each of the constituent corporations is as follows:

ChyronHego Corporation

Designation of each outstanding class and series of shares	Number of outstanding shares of each class and series	Class and series of shares entitled to vote	Classes and series of shares entitled to vote as a class
Common Stock	40,381,633 shares of Common Stock	Common Stock	Common Stock

CH Merger Sub, Inc.

Designation of each outstanding class and series of shares	Number of outstanding shares of each class and series	Class and series of shares entitled to vote	Classes and series of shares entitled to vote as a class
Common Stock	100 shares of Common Stock	Common Stock	Common Stock

4.     The date when the certificate of incorporation of ChyronHego Corporation was filed by the Department of State of New York is April 8, 1966, under the name The Computer Exchange, Inc. The date when the certificate of incorporation of CH Merger Sub, Inc. was filed by the Department of State of New York is November 14, 2014.

5.     The merger was authorized with respect to ChyronHego Corporation in the following manner: An agreement of merger was adopted by the board of directors of ChyronHego Corporation at a meeting on November 17, 2014, by the unanimous vote, with one abstention, of the board of directors. The board submitted the agreement of merger to a vote of shareholders. The agreement was adopted at a meeting of the shareholders by vote of (i) the holders of two-thirds of all outstanding shares entitled to vote thereon and (ii) the holders of a majority of the outstanding shares of ChyronHego Corporation common stock, but not including shares owned by certain affiliates, as required by the merger agreement.

The merger was authorized with respect to CH Merger Sub, Inc. in the following manner: An agreement of merger was adopted by the board of directors of CH Merger Sub, Inc. by written consent on November 17, 2014, by unanimous vote of the board of directors. The board submitted the agreement of merger to a vote of shareholders. The agreement was adopted by written consent of the shareholders by vote of the holders of all outstanding shares entitled to vote thereon.

6.     The certificate of incorporation of ChyronHego Corporation, as the surviving corporation in the merger, is hereby amended as follows:

(a)     To change the aggregate number of shares which ChyronHego Corporation has authority to issue from 151,000,000, consisting of (i) 150,000,000 shares of Common Stock, par value $0.01 per share (“Common Stock”), of which 40,381,633 shares are outstanding and (ii) 1,000,000 shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”), none of which are outstanding, to 100 shares of common stock, par value $0.01 per share. Each share of Common Stock will be converted into 0.00000247637336 shares of common stock of the surviving corporation. None of the shares of Preferred Stock are outstanding and none will be issued, subject to the acceptance of this certificate of merger. Upon acceptance of this certificate of merger, the Preferred Stock and all matters set forth in the certificate of incorporation of ChyronHego Corporation relating to the Preferred Stock will be eliminated.

(i)     To effect the foregoing, paragraph FOURTH of the certificate of incorporation of the surviving corporation, which speaks to the aggregate number of shares that it is authorized to issue, is amended in its entirety to read:

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“FOURTH: The aggregate number of shares which the Corporation shall have authority to issue is 100 common shares of the par value of $0.01 per share.”; and

(ii)     Paragraph FIFTH of the certificate of incorporation of the surviving corporation, which speaks to the rights of the Preferred Stock, is removed in its entirety.

(b)     Paragraph SIXTH of the certificate of incorporation of the surviving corporation, which speaks to the waiver of preemptive rights by the shareholders of the surviving corporation, is renumbered to be paragraph FIFTH.

(c)     Paragraph SEVENTH of the certificate of incorporation of the surviving corporation, which speaks to the personal liability of the directors, is renumbered to be paragraph SIXTH.

(d)     Paragraph EIGHTH of the certificate of incorporation of the surviving corporation, designating the Secretary of State as the agent of the surviving corporation upon whom process against it may be served and the post office address to which the Secretary of State shall mail a copy of any process served against the surviving corporation on the Secretary of State, is renumbered to paragraph SEVENTH and amended in its entirety to read:

“SEVENTH: The Secretary of State is designated as the agent of the Corporation upon whom process against the Corporation may be served. The post office address to which the Secretary of State shall mail a copy of any process against the Corporation served upon him or her is Intertrust Corporate Services Delaware Ltd., 200 Bellevue Parkway, Suite 210, Wilmington, DE 19108.”

7.     The effective date of the merger shall be March 9, 2015.

IN WITNESS WHEREOF, each constituent corporation has caused this certificate to be signed by an authorized officer, the 9th OF March, 2015.

CHYRONHEGO CORPORATION

By:	/s/ Johan Apel

Name:	Johan Apel
Title:	President & CEO

CH MERGER SUB, INC.

By:	/s/ James Murray

Name:	James Murray
Title:	President, Secretary and Treasurer